UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2005

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

Ranexa™ (ranolazine) Update

Withdrawal of European Marketing Application for Ranolazine

On October 25, 2005, CV Therapeutics, Inc. (“CV Therapeutics”) publicly disseminated a press release announcing that the European Medicines Agency (“EMEA”) has indicated that additional clinical pharmacokinetic information would be needed prior to potential approval of ranolazine in Europe for the treatment of chronic angina. At this point in the process, the European centralized regulatory procedure does not provide a mechanism for obtaining and adding new information to a marketing authorization application (“MAA”). Accordingly, CV Therapeutics has withdrawn its MAA for ranolazine in Europe, and anticipates resubmitting it at a later date.

Based on dialogue to date with the EMEA, CV Therapeutics expects that one or more additional clinical pharmacokinetic studies will be required prior to any approval, but does not expect that a large or lengthy clinical trial would be required. CV Therapeutics plans to continue working with the EMEA to further clarify the next steps to support the potential resubmission and approval of ranolazine in Europe and has not determined a target date for resubmission of an MAA. CV Therapeutics may conduct the additional work in 2006, and if the data are positive, would expect to resubmit an MAA seeking approval of ranolazine for the treatment of chronic angina in Europe.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

MERLIN TIMI-36 Clinical Study

On October 25, 2005, CV Therapeutics also provided a one-time progress report on the MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in non-ST Elevation Acute Coronary Syndromes) Phase 3 clinical study of Ranexa. To date, approximately 500 clinical sites in over 15 countries have received study drug, and approximately 3,400 patients have been enrolled in the study. The completion of this clinical study is dependant on achieving pre-specified numbers of selected events, not on achieving the target patient enrollment figure. Based on the current enrollment and event rates for the study, both of which may decrease in the future, CV Therapeutics expects that approximately 6,500 patients will be enrolled in the study, patient enrollment will be completed in the second quarter of 2006, the study will be completed by the fourth quarter of 2006, and preliminary study results could be available in the fourth quarter of 2006 or the first quarter of 2007. The completion of the MERLIN TIMI-36 clinical trial may be delayed or prevented due to lower than anticipated enrollment rates, lower than anticipated event rates, or adverse events, such as unexpected or severe drug-related side effects.

Regadenoson Update

In August 2005, CV Therapeutics announced that the first of two identical Phase 3 studies of regadenoson had met its primary endpoint. On October 25, 2005, CV Therapeutics announced that it expects that preliminary results from the second Phase 3 study of regadenoson will be available by the middle of 2006. If the data from this second Phase 3 study are positive, CV Therapeutics expects to submit a new drug application for regadenoson to the Food and Drug Administration by the end of 2006.

Financial Update

On October 25, 2005, CV Therapeutics announced that it currently estimates that its net loss for fiscal year 2005 will be approximately $215 million to $225 million.

* * * * *

Forward-Looking Statements. This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products or product candidates, or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those terms and other comparable terminology. These statements reflect only management’s current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q, as may be updated from time to time by our future filings under the Securities Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	Press Release dated October 25, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2005	CV THERAPEUTICS, INC.

	By:	/s/ TRICIA BORGA SUVARI
Tricia Borga Suvari
Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press Release dated October 25, 2005